Exhibit 99.1

Horizon Technology Finance Provides

Investment Portfolio Update for Second Quarter 2017

Strong Investment Activity Reflects Horizon’s Enhanced Investment Platform,
Complemented by Positive Liquidity Events

FARMINGTON, Conn., July 12, 2017 – Horizon Technology Finance Corporation (NASDAQ: HRZN) (“Horizon”), a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and cleantech industries, today provided a portfolio update for the second quarter of 2017.

“During the second quarter, we continued to achieve strong loan originations demonstrating the value of our enhanced investment platform and expanded team of senior professionals,” said Gerald A. Michaud, President of Horizon. “We funded $22 million in new loans as we entered into $43.8 million in new commitments, resulting in a committed backlog of $45 million going into the second half of 2017. We believe these results represent an active market for our venture loan product and Horizon’s ability to build our portfolio based on our stable lending platform.”

Mr. Michaud added, “Horizon also benefited from positive liquidity events from four portfolio companies, including loan prepayments and a realized gain from the exercise and sale of warrants. Based on our success to date, we believe Horizon is well positioned to grow its investment portfolio in the latter half of 2017.”

New Loans Funded

Horizon funded five new loans in the second quarter of 2017 totaling $22.0 million to the following portfolio companies:

•	$8.0 million to a new portfolio company, an online legal software platform and attorney marketplace company.

•	$8.0 million to a new portfolio company, PebblePost, Inc., the inventor of Programmatic Direct Mail® and its digital-to-direct mail platform that integrates segmentation, campaign management, production, analytics and optimization.

•	$5.0 million to a new portfolio company, a provider of next-generation technology products to the health insurance market.

•	$0.5 million to an existing portfolio company, Decisyon, Inc., a provider of collaborative enterprise software solutions to Global 1000 companies.

•	$0.5 million to an existing portfolio company, Interleukin Genetics, Inc., a genetics-based personalized health testing company.

Liquidity Events

During the quarter ended June 30, 2017, Horizon experienced liquidity events from four portfolio companies. Liquidity events for Horizon may consist of the sale of warrants or equity in portfolio companies, loan prepayments, sale of owned assets or receipt of success fees.

In April, Avalanche Technology, Inc. (“Avalanche”) prepaid the outstanding principal balance of $2.4 million on its venture loan, plus interest, end-of-term payment and prepayment fee. Horizon continues to hold warrants in Avalanche.

In April, Systech International, Inc. (“Systech”) prepaid $2.2 million of the outstanding principal balance on one of its venture loans, plus interest, end-of-term payment and prepayment fee. Horizon continues to hold a debt investment and warrants in Systech.

In May, Nanocomp Technologies, Inc. (“Nanocomp”) prepaid the outstanding principal balance of $3.2 million on its venture loan, plus interest, end-of-term payment and prepayment fee. Horizon continues to hold warrants in Nanocomp.

In May, ControlScan, Inc. (“ControlScan”) prepaid the outstanding principal balance of $4.5 million on its venture loan, plus interest, end-of-term payment and prepayment fee. Horizon also received proceeds of approximately $290,000 pursuant to its exercise and sale of warrants in ControlScan.

Refinanced Principal Balances, Early Principal Payoffs, and Principal Payments Received

As noted above, Horizon experienced early pay-offs during the second quarter of 2017 totaling $12.3 million, compared to early pay-offs totaling $27.2 million during the first quarter of 2017. During the second quarter of 2017, Horizon received regularly scheduled principal payments on investments totaling $8.5 million, compared to regularly scheduled principal payments totaling $12.3 million during the first quarter of 2017.

Commitments

During the quarter ended June 30, 2017, Horizon closed new loan commitments totaling $43.8 million to five companies, compared to the quarter ended March 31, 2017, wherein Horizon closed new loan commitments totaling $19.5 million to three companies.

Pipeline

As of June 30, 2017, Horizon’s unfunded loan approvals and commitments (“Committed Backlog”), all priced at floating interest rates, were $45.0 million to six companies. This compares to a Committed Backlog of $11.5 million to three companies as of March 31, 2017. While Horizon’s portfolio companies have discretion whether to draw down such commitments, the right of a portfolio company to draw down its commitment is often subject to achievement of specific milestones and other conditions to borrowing.

Warrant and Equity Portfolio

As of June 30, 2017, Horizon held a portfolio of warrant and equity positions in 77 portfolio companies, including 64 private companies, which provides the potential for future additional returns to Horizon's shareholders.

About Horizon Technology Finance

Horizon Technology Finance Corporation is a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and cleantech industries. The investment objective of Horizon is to maximize its investment portfolio's return by generating current income from the debt investments it makes and capital appreciation from the warrants it receives when making such debt investments. Headquartered in Farmington, Connecticut, Horizon has regional offices in Pleasanton, California, Reston, Virginia and Boston, Massachusetts. Horizon's common stock trades on the NASDAQ Global Select Market under the ticker symbol “HRZN”. To learn more, please visit www.horizontechfinance.com.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Horizon undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contacts:
Horizon Technology Finance	Investor Relations and Media Contacts:
Daniel R. Trolio	The IGB Group
Chief Financial Officer	Scott Eckstein / Leon Berman
(860) 674-9977	(212) 477-8261 / (212) 477-8438
dtrolio@horizontechfinance.com	seckstein@igbir.com / lberman@igbir.com